Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Date September 25, 2006

Efficient Allocation

x-markets Deutsche Bank

Efficient Allocation Return Note (EARN) linked to:
S&P 500® Index / Nikkei-225 / DJ EURO STOXX℠ 50
3.75 Yr. 100% Protection, 70%/20%/10% Efficient Allocation

Final Terms and Conditions

September 25, 2006

Summary Terms of Note – Issue # 2

Security Codes : • CUSIP: 28264QCW2 • ISIN: US28264QCW24 • Common: 026421233

Underwriter : Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings : Moody's Aaa / S&P AA+ / Fitch AAA *(see issuer info below)*

Issuance Amount : Up to $1,476,000

Denomination : $1,000 per Note (min. investment $1,000)

Underlying : Basket of the following 3 indices:

- S&P 500® Index (Bloomberg: SPX <Equity>)
- Nikkei-225 Stock Average (Bloomberg: NKY <INDEX>)
- Dow Jones EURO STOXX 50℠ Index (Bloomberg: SX5E <INDEX>)

Initial Level :

- 1326.37: S&P 500® Index (Bloomberg: SPX <Equity>)
- 15633.81: Nikkei-225 Stock Average (Bloomberg: NKY <INDEX>)
- 3822.12: Dow Jones EURO STOXX 50℠ Index (Bloomberg: SX5E <INDEX>)

(Official closing levels of the Underlying on the Initial Valuation Date)

Final Level : Arithmetic average of the closing levels of the Underlying on each Valuation Date.

Participation: : 100%

Redemption Amount at Maturity : The security holder will receive at Maturity for each Note:

- $1,000 + ($1,000 * EARN Return * Participation)

subject to a minimum of $1,000 per Note

EARN Return : The sum of:

- 70.0% * Top Performance
- 20.0% * Second Performance
- 10.0% * Third Performance
  - *Performance is calculated as:* $\frac{\text{Final Level} - \text{Initial Reference Level}}{\text{Initial Reference Level}}$

Secondary Listing : Unlisted: DBSI intends to post an indicative secondary market on Bloomberg: DBUS <GO>, and on our website at http://www.usxmarkets.db.com

Business Days : London, New York (following business day convention)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

"Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product."

"Dow Jones EURO STOXX®" and "Stoxx®" are service marks of STOXX Limited and have been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold or promoted by Stoxx Limited and Stoxx Limited makes no representation regarding the advisability of investing in the Securities.

The Nikkei Stock Average ("Index") is an intellectual property of Nihon Keizai Shimbun, Inc. (the "Index Sponsor"). "Nikkei", "Nikkei Stock Average", and "Nikkei 225" are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the index.

Form of Note : The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC. Global Note. Book Entry. Issuer : Eksportfinans ASA Calculation Agent : Deutsche Bank AG London Governing Law : New York Relevant Dates Subscription Period : August 9, 2006 — September 22, 2006 (until 2:00pm EST) Initial Valuation Date : September 25, 2006 Initial Settlement Date : September 28, 2006 (T+3) Valuation Dates : The 25th day of each quarter from and including December 25th, 2006 to and including the Final Valuation Date for a total of 15 Quarterly Valuation Dates, subject to succeeding business days. Final Valuation Date : June 25, 2010 Maturity / Final : June 30, 2010 (3 Business Days after the Final Valuation Date) Settlement Date The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.” “Dow Jones EURO STOXX®” and “Stoxx®” are service marks of STOXX Limited and have been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold or promoted by Stoxx Limited and Stoxx Limited makes no representation regarding the advisability of investing in the Securities. The Nikkei Stock Average (“Index”) is an intellectual property of Nihon Keizai Shimbun, Inc. (the “Index Sponsor”). “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the index.

Efficient Allocation

x-markets Deutsche Bank

Product Snapshot:

Efficient Allocation Return Note (EARN)



Hypothetical Terms Only – September 25, 2006

Sample Structure:

- **Underlying Indices:** **S&P 500® Index, Dow Jones EuroSTOXX^{sm} 50, Nikkei-225 Stock Average**
- **Maturity:** **3.75 Years**
- **Principal Protection:** **100% (full principal guarantee)**
- **EARN Weightings:** **70% to top performer, 20% to second performer, 10% to third performer**
- **Participation:** **100% (final value is averaged quarterly)**

Positioning:

- **Offers investors a unique opportunity to profit from the best of look-back performance.**
- **Offers 100% participation in the EARN Return, which dynamically allocates at maturity 70% to the top performing component, 20% to the next best performing component, and 10% to the worst performing component.**
- **Investors are fully Principal Protected in the event the average Underlying Index value is negative.**

Upside Scenario:

- **Unlimited uncapped participation in the EARN Return.**

Downside Scenario:

- **Principal only is redeemed at maturity.**

Risk Considerations:

- **Opportunity Cost – The Note may only return Principal. If so, an investor may have received a better return had it invested in a different comparable fixed income investment.**
- **Liquidity and Market Risk – The Securities will not be listed on a Securities exchange. DBSI intends to maintain an indicative secondary market via Bloomberg (DBUS <GO>), but two-sided liquidity may be limited.**
- **Credit Risk – Investors are assuming the credit risk of the issuer.**

Hypothetical Scenario Analysis at Maturity:

	Scenario 1			Scenario 2			Scenario 3		
	Indices all Positive			Indices all Negative			Indices both Positive and Negative		
Underlying Index:	S&P 500	DJ STOXX50	NIKKEI	S&P 500	DJ STOXX50	NIKKEI	S&P 500	DJ STOXX50	NIKKEI
Initial Level:	1,326.37	3,822.12	15,633.81	1,326.37	3,822.12	15,633.81	1,326.37	3,822.12	15,633.81
Final Level:	1,602.35	6,239.23	17,493.48	1,003.21	3,521.12	15,102.88	1,550.53	3,521.12	17,493.48
Index Performance:	20.81%	63.24%	11.90%	-24.36%	-7.88%	-3.40%	16.90%	-7.88%	11.90%
EARN Weightings:	20%	70%	10%	10%	20%	70%	70%	10%	20%
Index Contributions:	4.16%	44.27%	1.19%	-2.44%	-1.58%	-2.38%	11.83%	-0.79%	2.38%
EARN Return:	49.62%			-6.39%			13.42%		
Redemption at Maturity:	$1,496.19			$1,000.00			$1,134.22		
Annualized Return:	13.23%			0.00%			3.58%		



Redemption at Maturity (%)
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
-50.00%
Protection
EARN
Underlying
Avg. % Index Change

- **Hypothetical or simulated performance results discussed herein have inherent limitations and is not representative of an actual transaction. The hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will, or is likely to, achieve profits or losses similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.**
- **The graph to the left shows potential returns from the EARN as compared to the Underlying Basket. All returns are expressed in percentages.**

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

"Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product."

"Dow Jones EURO STOXX®" and "Stoxx®" are service marks of STOXX Limited and have been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold or promoted by Stoxx Limited and Stoxx Limited makes no representation regarding the advisability of investing in the Securities.

The Nikkei Stock Average ("Index") is an intellectual property of Nihon Keizai Shimbun, Inc. (the "Index Sponsor"). "Nikkei", "Nikkei Stock Average", and "Nikkei 225" are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the index.

Deutsche Bank
x-markets